SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

H.B. FULLER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5158

Dear Shareholder:

Our 2005 Annual Meeting of Shareholders will be held on Thursday, April 14, 2005, at the Minnesota History Center, 345 Kellogg Boulevard West, Saint Paul, Minnesota. The meeting will begin promptly at 2:00 p.m. Please join us. Parking at the History Center for attendance at the Annual Meeting is complimentary. Parking vouchers will be available in the lobby of the History Center.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. Also enclosed is a copy of our 2004 Annual Report, including our Annual Report on Form 10-K. We hope you find these materials informative and useful. You can also view these materials on the Internet at www.hbfuller.com.

Your vote is important, so please sign and return the enclosed proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like to vote your shares.

Sincerely,

ALBERT P.L. STROUCKEN
Chairman of the Board, President and Chief Executive Officer

March 11, 2005	PROXY STATEMENT

DIRECTIONS TO THE MINNESOTA HISTORY CENTER

345 Kellogg Boulevard West

St. Paul, Minnesota

651-296-6126 or

1-800-657-3773

Directions:

From the north:    Take I-35E south to St. Paul. Follow signs to I-94 west and take the Marion Street exit. Go left on Marion, crossing over I-94, and follow signs to Kellogg Blvd. The History Center is straight ahead. After traffic lights at intersection of John Ireland and Kellogg, get into the left-turn lane. This takes you to the parking lot.

From the south:    Take I-35 north and exit at Kellogg Boulevard. Turn left on Kellogg and take the first right into the parking lot.

From the east:    Take I-94 west. Exit at Marion Street and go left on Marion, crossing over I-94. Follow the signs for Kellogg Boulevard. After the intersection of Kellogg and John Ireland boulevards, get into the left-turn lane. This takes you to the parking lot.

From the west:    Take I-94 east to the Marion Street/Kellogg Boulevard exit. Follow the signs for Kellogg. After the intersection of Kellogg and John Ireland boulevards, get into the left-turn lane. This takes you to the parking lot.

By public transportation:    The Minnesota History Center is served by buses from Minneapolis, St. Paul, Bloomington and surrounding suburbs. For bus schedules, call Metro Transit at 612-373-3333.

PARKING:    Parking is available in the parking lot adjacent to the History Center.

Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5158

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 14, 2005, at 2:00 p.m. Central Time

Place:	Minnesota History Center
345 Kellogg Boulevard West
St. Paul, Minnesota

Items of Business:	The election of three directors for a three-year term.

The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent auditors for the fiscal year ending December 3, 2005.

Any other business that may properly be considered at the meeting or any adjournment thereof.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 25, 2005.

Voting by Proxy:	Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and mail it in the enclosed envelope. No postage is required if the proxy card is mailed in the United States. Instead of mailing the proxy card, you may enter voting instructions by telephone at 1-800-560-1965 or via the Internet at www.eproxy.com/ful/.

Annual Report:	H.B. Fuller’s 2004 Annual Report including our Annual Report on Form 10-K for the fiscal year ended November 27, 2004, which is not part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors

Patricia L. Jones
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

March 11, 2005

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 14, 2005

The Board of Directors of H.B. Fuller Company is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on April 14, 2005, and at any adjournment and reconvening of the meeting. We began mailing this Proxy Statement and the enclosed form of proxy on March 11, 2005.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, Shareholders will act upon the matters disclosed in the Notice of Annual Meeting that preceded this Proxy Statement. These include the election of three directors and ratification of the appointment of our independent auditors.

We will also consider any other business that may properly be presented at the meeting, and management will report on H.B. Fuller’s performance during the last fiscal year and respond to questions from Shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote for all of the nominees for director and for the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 3, 2005.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 25, 2005, you are entitled to vote at the meeting.

As of the record date, 28,692,342 shares of Common Stock were outstanding and eligible to vote.

What is the difference between a Shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, such as the H.B. Fuller 401(k) Thrift Plan, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a street name holder, you will receive a “voting instructions” card which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the Shareholders?

Holders of Common Stock are entitled to one vote per share. Therefore, a total of 28,692,342 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of Shareholders who can direct the voting of at least a majority of the outstanding shares of Common Stock as of the record date is considered a quorum. A Shareholder is counted as present at the meeting if the Shareholder is present and votes in person at the meeting or the Shareholder has properly submitted a proxy by mail, telephone or via the Internet.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting either:

•	over the telephone by calling 1-800-560-1965;

•	electronically, using the Internet at www.eproxy.com/ful/; or

•	by mailing in the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the enclosed proxy card. If you wish to vote using the paper proxy card, please return your signed proxy card to us before the meeting. You may also vote in person at the meeting.

If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the enclosed voting instructions card.

What does it mean if I receive more than one proxy card or voting instructions card?

It means you hold shares of H.B. Fuller stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by telephone or via the Internet, vote once for each proxy card you receive. If you would like to consolidate your accounts please contact our stock transfer agent, Wells Fargo Bank, at 1-800-468-9716.

Can I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required for the proposals to be approved?

With respect to the election of directors, the three director nominees receiving the most votes for their election will be elected directors. With respect to approval of all other matters to come before the meeting, including the ratification of the appointment of KPMG LLP as the independent auditors of the Company, the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on each matter is required.

How are votes counted?

Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of KPMG LLP.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares may not be voted. In this situation, a “broker non-vote” may occur. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question, and, therefore, will not affect the outcome of the vote with respect to that proposal.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:

•	FOR all of the nominees for director;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the 2005 fiscal year, and;

•	with respect to such other matters that may properly come before the meeting, in accordance with the judgment of the persons named as proxies in the enclosed proxy card or voting instructions card.

Can I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to the Corporate Secretary of the Company;

•	by submitting another properly signed proxy card at a later date to the Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

If you are a street name holder, please consult your broker, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

The Company pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by directors, officers and regular employees of the Company. These individuals will receive no compensation (other than their regular salaries) for these services.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much H.B. Fuller Common Stock each director and executive officer listed in the Summary Compensation Table in this Proxy Statement beneficially owned as of January 31, 2005 (unless otherwise noted). The table also shows the beneficial ownership of H.B. Fuller Common Stock by all directors and executive officers of H.B. Fuller as a group. In addition, the table shows all shareholders known to the Company to be the beneficial owners of more than 5% of H.B. Fuller Common Stock.

In addition to the shares listed in this table, certain executive officers and directors hold phantom stock units that will be paid out in shares of H.B. Fuller Common Stock. These units are subject to the same economic risk as a direct investment in H.B. Fuller Common Stock. As of January 31, 2005, in addition to the amounts shown below, the executive officers and directors, as a group, held phantom stock units representing 103,174 shares of H.B. Fuller Common Stock.

Unless otherwise noted, the Shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Mairs and Power, Inc.	2,047,275	(1)	7.1%
Barclays Global Investors, NA and Fund Advisors	1,513,235	(2)	5.3%
Knut Kleedehn	9,103	(3)(4)	*
J. Michael Losh	6,321	(3)(4)	*
Richard L. Marcantonio	1,300	(3)(4)	*
Lee R. Mitau	14,729	(3)(4)	*
Alfredo L. Rovira	1,348	(3)(4)	*
John C. van Roden, Jr.	1,323	(3)(4)	*
R. William Van Sant	6,330	(3)(4)	*
Albert P.L. Stroucken	552,037	(5)	1.9%
John A. Feenan	18,739	(6)	*
Stephen J. Large	61,218	(7)	*
Patricia L. Jones	22,243	(8)	*
James R. Conaty (Retired effective 12-31-04)	71,207	(9)	*
All directors and executive officers as a group (19 people)	1,067,529	(10)	3.7%

*	Indicates less than 1%.

(1)	As of December 31, 2004. This information is in accordance with Schedule 13G filed by the holder. The holder reported that, as an investment advisor under the Investment Advisors Act of 1940, it furnishes investment advice to two investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. In this capacity, the holder has sole voting power and dispositive power over all of the shares. In addition, the holder disclaims beneficial ownership of all of the shares. The holder’s address is W-1520 First National Bank Building, 332 Minnesota Street, Saint Paul, Minnesota 55101-1363.

(2)	As of December 31, 2004. This information is in accordance with Schedule 13G filed by the holder. The holder has sole voting power as to 1,404,367 shares and sole dispositive power over 1,513,235 shares. The holder reported that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The holder’s address is 45 Fremont Street, San Francisco, California 94105.

(3)	Includes the following shares of Common Stock that were awarded under the 1998 Directors’ Stock Incentive Plan, including shares acquired upon reinvestment of dividends:

Knut Kleedehn	4,321	Alfredo L. Rovira	1,348
J. Michael Losh	4,321	John C. van Roden. Jr	1,323
Richard L. Marcantonio	1,300	R. William Van Sant	2,827
Lee R. Mitau	10,503

(4)	Excludes Common Stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “How are directors compensated?” These Common Stock units are not entitled to vote at the meeting. The number of units credited to each director participating in this plan is as follows:

Knut Kleedehn	4,021	Alfredo L. Rovira	3,257
J. Michael Losh	10,725	John C. van Roden, Jr.	3,592
Richard L. Marcantonio	289	R. William Van Sant	7,556
Lee R. Mitau	19,983

(5)	Includes 38,266 shares of restricted Common Stock subject to forfeiture, 1,483 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 313,279 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 33,248 Common Stock units credited to Mr. Stroucken’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan described in the “Executive Compensation” section of this Proxy Statement. These Common Stock units are not entitled to vote at the meeting.

(6)	Includes 7,922 shares of restricted Common Stock subject to forfeiture, 121 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan, and 10,696 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 2,738 Common Stock units credited to Mr. Feenan’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These Common Stock units are not entitled to vote at the meeting.

(7)	Includes 9,279 shares of restricted Common Stock subject to forfeiture,1,348 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 50,592 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 906 restricted stock units which are subject to forfeiture, and 4,496 Common Stock units credited to Mr. Large’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. Neither the restricted stock units nor Common Stock units are entitled to vote at the meeting.

(8)	Includes 9,279 shares of restricted Common Stock subject to forfeiture, 251 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan, and 12,713 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 532 Common Stock units credited to Ms. Jones’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These Common Stock units are not entitled to vote at the meeting.

(9)	Mr. Conaty’s holdings shown are as of December 31, 2004, the date of Mr. Conaty’s retirement from the Company. Includes 5,589 shares of restricted Common Stock, 636 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan, and 37,952 shares that could be issued pursuant to stock options which are currently exercisable. Upon Mr. Conaty’s retirement on December 31, 2004, his 5,589 shares of restricted Common Stock vested. Excludes 1,014 Common Stock units credited to Mr. Conaty’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. (Mr. Conaty’s Common Stock units vested on January 12, 2005.)

(10)	Includes 93,536 shares of restricted Common Stock subject to forfeiture plus 5,589 shares (Mr. Conaty’s) not subject to forfeiture, 18,288 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan, and 642,509 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 36,489 restricted stock units which are subject to forfeiture, and 103,174 Common Stock units credited to the directors and executive officers as a group under their individual accounts under the Directors’ Deferred Compensation Plan and the Key Employee Deferred Compensation Plan. Neither the restricted stock units nor Common Stock units are entitled to vote at the meeting. Mr. Conaty’s holdings are included as of December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the Company’s 2004 fiscal year, Cardinal Health, Inc. purchased approximately $418,000 of the Company’s products in arms-length transactions under terms that are similar to terms available to other customers of the Company. J. Michael Losh, a director of the Company, is currently serving as the Interim Chief Financial Officer of Cardinal Health. The Company expects Cardinal Health to continue to purchase the Company’s products during the 2005 fiscal year. In addition, the Company paid U.S. Bank National Association approximately $362,000, plus interest payments on outstanding debt owed, for certain credit, trustee and credit card services provided to the Company and its subsidiaries during the 2004 fiscal year. Lee R. Mitau, a director of the Company, is the Executive Vice President and General Counsel of U.S. Bancorp, the ultimate parent company of U.S. Bank. The Company believes that these services were provided under terms no less favorable to the Company than are available to other customers of U.S. Bank. The Company expects to continue to acquire such services from U.S. Bank during the 2005 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of H.B. Fuller’s securities with the Securities and Exchange Commission (SEC). These reports are available for review on the Company’s website: www.hbfuller.com/Shareholder Relations/SEC Filings. Directors and executive officers are required to furnish H.B. Fuller with copies of these reports. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2004, except for James R. Conaty, former Group President, General Manager, Global Adhesives, who filed two late reports in connection with the sale of Company Common Stock from his Company-sponsored 401(k) plan. The first sale was of 5,961.70 shares of Common Stock on August 5, 2004 and the second sale was of 25.29 shares of Common Stock on October 4, 2004. Both sales were subsequently reported on Form 4’s dated December 1, 2004.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently composed of eight directors and divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class III directors, consisting of J. Michael Losh, Lee R. Mitau and Robert William Van Sant will expire at the Annual Meeting.

At the Annual Meeting, three persons are to be elected as Class III directors to hold a three-year term of office from the date of their election until the 2008 Annual Meeting and until their successors are duly elected and qualified. The three nominees for election as Class III directors are J. Michael Losh, Lee R. Mitau and Robert William Van Sant, all of whom are currently directors. All of the nominees have agreed to serve as a director if elected. Following the meeting, the Board will be composed of eight directors. Pursuant to the Company’s Bylaws, no more than 15 persons may serve on the Board. For information on how a Shareholder may suggest a person to be a nominee to the Board, see “How can a Shareholder suggest a candidate for election to the Board?”

The term of office for Class I directors, consisting of Richard L. Marcantonio, Alfredo L. Rovira and Albert P.L. Stroucken will expire at the Annual Meeting in 2006, and the terms of Class II directors, consisting of Knut Kleedehn and John C. van Roden, Jr., will expire at the Annual Meeting in 2007.

Mr. Marcantonio was elected by the Board of Directors on September 29, 2004. All of the other directors were elected to the Board of Directors by the Shareholders.

We will vote your shares as you specify when providing your proxy. You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. If you submit your proxy without voting instructions, we will vote your shares FOR the election of the three nominees. If, for any reason, any nominee becomes unable to serve before the election, we will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class III directors.

The three director nominees receiving the most votes for their election will be elected directors.

The Board of Directors recommends a vote FOR election of each of the nominees.

Who are the nominees?

The nominees provided the following information about themselves as of January 31, 2005.

J. Michael Losh

Age:	58

Director Since:	2001

Principal Occupation:	Interim Chief Financial Officer, Cardinal Health, Inc., a provider of products and services for the health care market, located in Dublin, Ohio.

Business Experience:	Mr. Losh has been the interim Chief Financial Officer of Cardinal Health, Inc. since July 2004. He was the Chairman of Metaldyne Corporation, a global designer and supplier of high quality, metal-formed components, assemblies and modules for the transportation industry headquartered in Plymouth, Michigan, from 2000 to 2002. Prior to that position, Mr. Losh was employed by General Motors Corporation from 1964 to 2000. At General Motors he served in a variety of operating and financial posts in the U.S., Mexico and Brazil, including general manager of both the Pontiac and Oldsmobile divisions. From 1994 to 2000, Mr. Losh was Chief Financial Officer of General Motors.

The Board of Directors has determined that Mr. Losh is an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Other Directorships:

AON Corporation; AMB Property Corp.; Cardinal Health, Inc.; MASCO Corporation; Metaldyne Corporation; TRW Automotive Holdings Corporation.

In addition to H.B. Fuller, Mr. Losh serves on the audit committees of AMB Property Corp., MASCO Corp., Metaldyne Corp. and TRW Automotive Holdings Corp. The Board of Directors of H.B. Fuller has determined that such simultaneous service does not impair Mr. Losh’s ability to effectively serve on the Company’s Audit Committee. This determination reflects Mr. Losh’s experience and understanding of financial statements, accounting principles and controls and audit committee functions gained throughout his professional career, and his availability to devote time and attention to his service on each committee.

Lee R. Mitau

Age:	56

Director Since:	1996

Principal Occupation:	Executive Vice President and General Counsel, U.S. Bancorp, a bank holding company headquartered in Minneapolis, Minnesota.

Business Experience:	Mr. Mitau has been Executive Vice President of U.S. Bancorp since 1995. He was a partner in the Corporate Department of the law firm of Dorsey & Whitney LLP from 1983 to 1995.

Other Directorships:	Mr. Mitau is Chairman of the Board of Graco Inc.
R. William Van Sant

Age:	66

Director Since:	2001

Principal Occupation:	Chairman and Chief Executive Officer at Paladin, a manufacturing company of heavy-duty construction products headquartered in Cedar Rapids, Iowa.

Business Experience:	Mr. Van Sant has been Chairman and Chief Executive Officer of Paladin since October 2003. Mr. Van Sant was Operating Partner of Norwest Equity Partners, a leveraged buyout capital firm headquartered in Minneapolis, Minnesota from 2001 to 2003. He was Chairman and Chief Executive Officer of Nortrax, Inc., a distributor of John Deere construction equipment in Minneapolis, Minnesota, from 1999 to March, 2001, and was Chairman and Chief Executive Officer of Lukens, Inc., a specialty steel producer from 1991 to 1998.

Other Directorships:	Mr. Van Sant is a director of Amcast Industrial Corporation and Graco Inc.

How can a Shareholder suggest a candidate for election to the Board?

The Corporate Governance and Nominating Committee of the Board nominates all candidates for election to the Board. Generally, current directors or management have identified candidates for consideration by the Committee. For this annual meeting, non-management directors identified all the nominees and no fees were paid to any third party with respect to the identification of any nominee for election at the meeting. If appropriate in the future, the Committee could engage a third person for a fee to assist in the process of identifying potential nominees. The Committee also will consider candidates put forward by any Shareholder. No Shareholder identified any candidate during fiscal year 2004. Any Shareholder interested in suggesting a candidate for election to the Board should contact the Corporate Governance and Nominating Committee through the Corporate Secretary.

The Committee assesses candidates to identify persons with the judgment, experience, independence and other attributes that the Committee concludes are pertinent in light of the Board’s current needs. The Board believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity.

Who are the remaining directors?

The directors not standing for election at the meeting and whose service will continue until the end of their respective terms also provided the following information about themselves as of January 31, 2005.

Class I (Term Ending in 2006)
Richard L. Marcantonio

Age:	54

Director Since:	2004

Principal Occupation:	President and Chief Executive Officer of G&K Services, Inc., a provider of uniform rental services, located in Minnetonka, MN.

Business Experience:	Mr. Marcantonio has served as President and Chief Executive Officer of G&K Services, Inc. since January 2004, prior to which he was President and Chief Operating Officer, since July 2002. Mr. Marcantonio served as President of the industrial and service sectors at Ecolab, Inc. from March 2002 until July 2002. He served as Senior and/or Executive Vice President of Ecolab’s industrial group from March 1997 until December 2000, and served as Executive Vice President of Ecolab’s industrial and service sectors from January 2001 until March 2002. Prior to joining Ecolab, Mr. Marcantonio served in Senior management, sales and marketing positions at Keebler Company, a subsidiary of United Biscuits (Holdings) plc., and as President and Chief Executive Officer of Specialty Brands, another subsidiary of United Biscuits (Holdings) plc.

Other Directorships:	Mr. Marcantonio is a director of G&K Services, Inc.

Alfredo L. Rovira

Age:	60

Director Since:	2003

Principal Occupation:	Managing partner of the law firm of Brons & Salas, and Co-Chairman of the Corporate Law Department of that firm, located in Buenos Aires, Argentina.

Business Experience:	Mr. Rovira has been associated with Brons & Salas since 1970. At Brons & Salas, Mr. Rovira has had extensive experience as an arbitrator involving both domestic and multinational companies. He has also written and taught extensively on legal topics.
Albert P.L. Stroucken

Age:	57

Director Since:	1998

Principal Occupation:	Chairman of the Board, President and Chief Executive Officer, H.B. Fuller Company.

Business Experience:	Mr. Stroucken was elected Chairman of the Board in October, 1999. He has been President and Chief Executive Officer of H.B. Fuller since April, 1998. He was General Manager, Inorganics Division of Bayer AG from 1997 to 1998. Prior to that position, he was Executive Vice President and President of Industrial Chemicals Division, Bayer Corporation from 1992 to 1997.

Other Directorships:	Mr. Stroucken is a director of Baxter International, Inc.

Class II (Term Ending in 2007)
Knut Kleedehn

Age:	67

Director Since:	2001

Principal Occupation:	Private investor

Business Experience:	Mr. Kleedehn was with Bayer AG from 1960 to 2001. At Bayer, he served in a series of senior management roles as President and Senior Country Representative of Bayer for Japan and Korea, co-chair of Bayer do Brasil, General Manager of Bayer’s Pigments and Ceramics Division, and CEO of three Bayer chemical divisions and several subsidiaries.
John C. van Roden, Jr.

Age:	56

Director Since:	2003

Principal Occupation:	Executive Vice President and Chief Financial Officer at Glatfelter, Inc., a specialty paper producer located in York, Pennsylvania.

Business Experience:	Mr. van Roden was appointed Executive Vice President and Chief Financial Officer of Glatfelter, Inc. in February 2005. From 2003 to February 2005 he served as Senior Vice President and Chief Financial Officer of Glatfelter, Inc. He served as Senior Vice President and Chief Financial Officer for Conectiv, an energy company located in Wilmington, Delaware, from 1998 to 2003 and at Lukens, Inc., a steel producer located in Coatesville, Pennsylvania, from 1982 to 1998.

The Board of Directors has determined that Mr. van Roden is an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Other Directorships:	Mr. van Roden is a director of Ascendant Capital Partners.

Does the Board have written corporate governance guidelines?

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines which summarize many of the corporate governance principles which the Board has followed in governing the Company. The guidelines are available for review at www.hbfuller.com/Shareholder Relations/Board of Directors. A printed copy of the guidelines may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Is a majority of the Board independent of management?

Pursuant to the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange, the Board has determined that all members, other than Mr. Stroucken, are independent. No director is considered independent unless the Board affirmatively determines that such director has no material relationship with the Company. In assessing the materiality of any person’s relationship with H.B Fuller, the Board considers all relevant facts and circumstances, including not only direct relationships between the Company and each director but also any relationships between H.B. Fuller and any entity with which a director is affiliated.

What is the Board’s policy with respect to attendance?

Directors are expected to attend the annual meeting of Shareholders and all meetings of the Board and each committee on which they serve. The Board, Compensation Committee and Corporate Governance and Nominating Committee each held five scheduled meetings during the 2004 fiscal year. The Audit Committee held seven meetings, and the Finance Committee, which was discontinued by the Board in July 2004, held 3 meetings during the 2004 fiscal year. During the fiscal year, the directors attended 97% of the meetings of the Board and Board committees on which the directors served. In addition, all of the then-serving directors attended the Company’s Annual Meeting of Shareholders held on April 15, 2004.

What are the roles of the Board’s committees?

The Board of Directors is responsible for the overall affairs of the Company. The Board conducts its business through meetings of the Board and three standing committees: Audit; Compensation; and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The Audit Committee charter is attached as Appendix A to this Proxy Statement. In addition, the charters for each of these committees are available for review at hbfuller.com/Shareholder relations/Board of Directors. Printed copies of these charters may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683. When necessary, the Board also establishes ad hoc committees to address specific issues.

Audit Committee

J. Michael Losh (Chair)	Alfredo L. Rovira
Richard L. Marcantonio	John C. van Roden, Jr.

Number of Meetings in fiscal year 2004: Seven

Functions: The Audit Committee appoints the independent auditors to audit the Company’s consolidated financial statements, oversees the audit and the independence and performance of independent public auditors, determines and pre-approves the type and scope of all audit, audit-related and non-audit services provided by the Company’s independent auditors, oversees the internal audit function of the Company, reviews the performance of the Company’s retirement plans and reviews the annual audited consolidated financial statements, accounting principles and practices and the adequacy of internal controls. This Committee also monitors compliance with the Company’s Code of Business Conduct.

All of the members of the Audit Committee are considered independent as that term is defined by the Company’s Corporate Governance Guidelines, the listing standards of the New York Stock Exchange and applicable federal law and regulation. The Board of Directors has determined that Mr. J. Michael Losh and Mr. John C. van Roden, Jr. satisfy the requirements of an audit committee financial expert as such term is defined under applicable federal law and regulation. The Audit Committee Report for fiscal year 2004 is included in this Proxy Statement.

Compensation Committee

R. William Van Sant (Chair)	Lee R. Mitau
Knut Kleedehn

Number of Meetings in fiscal year 2004: Five

Functions: The Compensation Committee establishes overall compensation programs and practices for executives and directors, reviews and approves compensation, including salary, incentive programs, stock-based awards, perquisites and supplemental benefits for executives who report to the Chief Executive Officer and the directors, and monitors the competitiveness, fairness and equity of the Company’s retirement plans. This Committee also has the authority to administer the Company’s stock-based compensation plans and individual awards.

All of the members of the Compensation Committee are considered independent as that term is defined by the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. The report of the Compensation Committee on Executive Compensation for fiscal year 2004 is included in this Proxy Statement.

Corporate Governance and Nominating Committee

Lee R. Mitau (Chair)	R. William Van Sant
Knut Kleedehn

Number of Meetings in fiscal year 2004: Five

Functions: The Corporate Governance and Nominating Committee reviews matters of corporate governance, including reviewing the Company’s organizational structure and succession planning, and policies and practices relating to significant issues of corporate, social and public concern. This Committee evaluates and recommends new director nominees and evaluates each current director prior to nominating such person for re-election. The Corporate Governance and Nominating Committee reviews a director’s continued service if a director’s occupation changes during his or her term. This Committee also evaluates the performance of the Chairman of the Board, President and Chief Executive Officer, and directors, and makes recommendations to the Board regarding any Shareholder proposals.

This Committee considers Shareholder recommendations for potential director nominees. Suggestions may be sent to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of H.B. Fuller. See “How can a Shareholder suggest a candidate for election to the Board?”

All of the members of the Corporate Governance and Nominating Committee are considered independent as that term is defined by the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange.

The Chair of the Corporate Governance and Nominating Committee acts as the Presiding Director of the Board. At each regularly scheduled meeting of the Board of Directors, the Presiding Director leads a discussion at which only independent directors are present.

How are directors compensated?

The form and amount of compensation for each director is determined and reviewed at least annually by the Compensation Committee. Such compensation reflects the philosophy and practice for boards of similar public companies and is comprised of cash and H.B. Fuller Common Stock (or its equivalents). H.B. Fuller has and maintains goals for stock ownership by all non-employee directors.

The following fees are paid to all directors who are not employees of the Company:

Annual Board retainer	$32,000
Annual retainer for Committee Chair	$5,000
Daily attendance fee for each Board meeting	$1,000
Attendance fee for each Committee in person meeting	$1,000
Attendance fee for each Committee telephone meeting	$500

The Company also reimburses each director for any out-of-pocket expenses related to attendance at any meeting or arising from other Company business.

Mr. Stroucken, as the Company’s President and Chief Executive Officer, does not receive separate compensation for serving as Chairman of the Board of Directors nor for attendance at any meeting.

In addition to the retainer, meeting and attendance fees described above, the Board believes it is important that each director have an economic stake in the Company’s Common Stock. As a result, the Compensation Committee typically makes an annual grant of shares of restricted Common Stock or restricted Common Stock units to each non-employee director. During fiscal year 2004, the Compensation Committee made a discretionary grant of 1,500 H.B. Fuller Common Stock units to each non-employee director (other than Mr. Marcantonio) under the Directors’ Deferred Compensation Plan. This plan is described below.

In addition, each director typically receives a one-time grant of H.B. Fuller Common Stock (or its equivalent) upon his/her initial election to the Board. During 2004, Mr. Marcantonio received a grant of 1,300 shares of restricted Common Stock under the Directors’ Stock Incentive Plan. This plan is described below. These shares vest four years from the date of grant subject to continued service during that period.

Directors’ Deferred Compensation Plan.    Under this plan, directors may elect to defer all or a percentage of their retainer, attendance or meeting fees. In addition, the Compensation Committee may make discretionary contributions to a participant’s Common Stock account under this plan. As described above, during fiscal year 2004, the Committee exercised this discretion and granted each non-employee director, other than Mr. Marcantonio, 1,500 H.B. Fuller Common Stock units under this plan.

Deferred amounts are credited with gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock as elected by the director prior to deferring any retainer or fees. Directors who elect their retainer, attendance or meeting fees to be deferred into H.B. Fuller Common Stock units as an investment are credited with phantom stock units that will be paid out in shares of Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends, if any, paid on an equal number of shares of H.B. Fuller Common Stock. The dividend equivalents are converted into additional phantom stock units based on the fair market value of H.B. Fuller Common Stock on the dividend payment date. If a participant elects to defer retainer, attendance or meeting fees to the H.B. Fuller Common Stock account in this plan, the Company makes a 10% matching contribution of additional phantom stock units to the amount invested in H.B. Fuller Common Stock by the director. The phantom stock units credited to the directors’ accounts do not have voting rights.

Any amounts deferred under this plan are paid in shares of H.B. Fuller Common Stock or cash at the earliest to occur of:

•	the last date on which the director serves as a director (that is, the date of resignation or removal from the Board or the end of the director’s elected term) or on the first, second, third, fourth or fifth anniversary of such date, as may be elected by the director in advance;

•	disability;

•	death; or

•	the date of a change in control of the Company.

Directors’ Stock Incentive Plan.    Under this plan, the Company may issue to non-employee members of the Board of Directors restricted stock, restricted stock units, options, stock appreciation rights, performance awards or other stock-based instruments. Shares of H.B. Fuller Common Stock are also issued under this plan to satisfy any requirements under the Directors’ Deferred Compensation Plan. The Compensation Committee determines the type, amount and other terms and conditions of any award under this plan.

Physical Examinations.    Non-employee directors are reimbursed for an annual physical examination. During the 2004 fiscal year, H.B. Fuller paid reimbursements of $23,573 for director physical examinations and related expenses.

Matching Gifts to Education Program.    Under this program, H.B. Fuller matches a non-employee director’s contributions (up to $1,000) to eligible educational institutions. During the 2004 fiscal year, H.B. Fuller matched $2,000 of eligible contributions.

How can a Shareholder contact the Board of Directors?

Any Shareholder may contact the Board, any committee or an individual director, by mailing a letter addressed to the Board, committee or individual director in care of the Corporate Secretary. The Corporate Secretary reviews all communication, but will forward all such correspondence to the directors for their information and consideration.

Who is the Corporate Secretary?

The Corporate Secretary is Patricia L. Jones. The mailing address is the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF AUDITORS

Audit Committee Report

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of H.B. Fuller’s independent auditors. In the exercise of that authority, we, the members of the Audit Committee, determined to engage KPMG LLP to serve as the Company’s independent auditor for the year ending December 3, 2005.

The Audit Committee of the Board is composed solely of independent directors who satisfy all applicable requirements of federal law, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Except in our capacity as directors, no member of the Committee receives, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, and no member is otherwise “affiliated” with the Company or any subsidiary, as such term is defined by applicable federal law and regulations. In addition to the foregoing, Mr. J. Michael Losh, Chair of the Committee and Mr. John C. van Roden, Jr., based upon their experience in the preparation and auditing of the financial statements of comparable companies and their understanding of generally accepted accounting principles, internal accounting controls and audit committee functions, are deemed to satisfy the requirements of an audit committee financial expert as such term is defined under applicable federal law and regulation.

Management is responsible for the financial reporting process, accounting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulation. Management represented to us that H.B. Fuller’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP, as the Company’s independent auditors for fiscal year 2004, was responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report.

We have reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. We have also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), and they have discussed with us their independence and provided to us the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have also considered and determined that the provisions of non-audit services by KPMG LLP during the 2004 fiscal year were compatible with maintaining their independence.

Based upon our discussions and our review of the representations of management and the report of the independent auditors, and in reliance upon such information, representations, reports and opinions, we recommended to the Board of Directors that the audited consolidated financial statements be included in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended November 27, 2004 filed with the SEC.

J. Michael Losh (Chair)
Richard L. Marcantonio	Alfredo L. Rovira	John C. van Roden, Jr.

Fees to the Independent Auditor

The following table presents fees for professional services provided by PricewaterhouseCoopers LLP during fiscal year 2003 and by KPMG LLP during fiscal year 2004 for the audit, audit-related, tax and all other services rendered to the Company and its affiliates for the 2003 and 2004 fiscal years.

	2004	2003
Audit Fees	$1,991,000	$1,604,000
Audit-Related Fees	$330,000	$109,000
Tax Fees	$63,000	$324,000
All Other Fees	$0	$8,000

Audit Fees:    includes fees and expenses billed and to be billed for (i) the audit of the consolidated financial statements included in the Company’s annual report on Form 10-K, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting, (iii) reviews of the interim consolidated financial information included in the Company’s quarterly reports on Form 10-Q, (iv) statutory audits of certain international subsidiaries, (v) consultations concerning financial accounting and reporting and (vi) reviews of documents filed with the Securities and Exchange Commission and consents.

Audit-Related Fees:    includes fees and expenses for audits of employee benefit plans and due diligence services pertaining to potential business acquisitions.

Tax Fees:    includes fees and expenses for international tax compliance and tax planning advice. For fiscal year 2003, the Company paid PricewaterhouseCoopers LLP $295,000 for tax compliance services and $29,000 for tax planning advice. For fiscal year 2004, the Company paid KPMG LLP $60,000 for tax compliance services and $3,000 for tax planning advice.

All Other Fees:    includes fees and expenses associated with miscellaneous non-audit projects. There were no “All Other Fees” paid to KMPG LLP in fiscal year 2004.

The Audit Committee has in place procedures to pre-approve all audit, audit-related, tax and other permissible services provided to the Company by its independent auditors. The Company has a policy of avoiding the engagement of its independent auditors except for audit, audit-related and tax compliance services. The Committee has delegated to one or more of its members pre-approval authority with respect to permitted services, and receives a regular report from management on all such services provided to the Company by its independent auditors.

Proposal

On October 1, 2003, the Audit Committee of the Board of Directors of H.B. Fuller Company, after a comprehensive review of proposals for audit services from several public accountants, determined to engage KPMG LLP as principal accountant of the Company for the fiscal year commencing November 30, 2003 and ending November 27, 2004. PricewaterhouseCoopers LLP was dismissed by the Audit Committee of the Board of Directors of H.B. Fuller Company as of October 1, 2003 but was retained to audit the Company’s consolidated financial statements as of and for the fiscal year ended November 29, 2003.

The reports of PricewaterhouseCoopers LLP, including that for fiscal years 2003 and 2002, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with its audits of the Company’s consolidated financial statements for fiscal years 2003 and 2002, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the Company’s consolidated financial statements for fiscal years 2003 and 2002. Also, during those years, there have been no “reportable events” as such term is used in Item 304(a)(1)(v) of Regulation S-K as promulgated by the SEC.

The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent auditors for the fiscal year ending December 3, 2005, subject to Shareholder approval. KPMG LLP first acted as the Company’s independent auditors during the fiscal year ended November 27, 2004. If the Shareholders, by an affirmative vote of a majority of the shares of Common Stock of the Company represented and entitled to vote at the annual meeting, do not ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent auditors, the Audit Committee intends to reconsider that appointment. However, because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for fiscal year 2005 unless there were compelling reasons for making an immediate change.

Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from Shareholders.

We will vote your shares as you specify when providing your proxy. If you submit your proxy without voting instructions, we will vote your shares FOR the ratification of the appointment of KPMG LLP.

The affirmative vote of a majority of the outstanding shares of Common Stock represented and entitled to vote on this matter is required to approve this proposal.

The Board of Directors recommends a vote FOR

ratification of the appointment of KPMG LLP.

OTHER MATTERS

Will the meeting consider any other business?

H.B. Fuller’s Bylaws provide that a Shareholder may present a proposal at the annual meeting that is not included in this Proxy Statement only if proper written notice was received by the Company before the close of business on November 6, 2004. Since no Shareholder provided the notice required by the Bylaws prior to that deadline, the Company does not anticipate that any other proposals will be presented for consideration at the meeting. If you wish to present a proposal at the 2006 Annual Meeting, please see “How can a Shareholder present a proposal at the 2006 Annual Meeting?”

As of the date of this Proxy Statement, we do not know of any other business to be presented for consideration at the Annual Meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment as to the best interests of H.B. Fuller and its Shareholders.

How can a Shareholder present a proposal at the 2006 Annual Meeting?

In order for a Shareholder proposal to be considered for inclusion in H.B. Fuller’s Proxy Statement for the 2006 Annual Meeting, the written proposal must be received at the principal executive offices of the Company by the close of business on November 11, 2005. The proposal must comply with SEC regulations regarding the inclusion of Shareholder proposals in company-sponsored proxy materials. Please contact the Corporate Secretary for a copy of such regulations.

If a Shareholder wishes to present a proposal at the 2006 Annual Meeting that would not be included in H.B. Fuller’s Proxy Statement for such meeting, he/she must provide notice to the Company no later than November 11, 2005. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

Does the Company have a Code of Business Conduct?

The Company has a Code of Business Conduct applicable to all of its directors and employees, including its principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct is available on the Company’s website at www.hbfuller.com/Shareholder Relations/Business Ethics. A printed copy of the Code of Business Conduct may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Introduction.    The Compensation Committee of the Board of Directors establishes, monitors and administers compensation policies and plans in an effort to ensure the Company’s ability to attract, retain and motivate qualified directors and executive officers. We, the members of the Compensation Committee, review and approve base salary, short-term incentives and long-term incentives for executive officers of the Company. Each year, we review national and regional compensation surveys to determine and establish competitive levels of compensation. Certain of these surveys include comparable companies from the specialty chemical peer group referred to in the Total Shareholder Return Graph in this Proxy Statement. From time to time, we also hire experienced outside consultants to review the Company’s compensation programs. The purpose of these reviews is to satisfy ourselves that H.B. Fuller’s compensation programs meet our goals.

Compensation of the Chief Executive Officer.    As the Company’s chief executive officer, Mr. Stroucken’s total compensation package is designed to be competitive with compensation provided to chief executive officers at chemical manufacturing and allied products companies with total revenues comparable to H.B. Fuller’s net revenues. Since coming to the Company in 1998, Mr. Stroucken’s employment compensation has been governed by his employment agreement. His original employment agreement was replaced by a new employment agreement during fiscal year 2004. This new employment agreement is described under the heading, “Executive Compensation—Employment Agreements” in this Proxy Statement and is filed with the SEC. Since the components of Mr. Stroucken’s total compensation package (base salary, short-term incentives and long-term incentives), are the same as those for all other executives, the specifics of his fiscal year 2004 compensation are discussed under each heading.

Compensation for Fiscal Year 2004.

Base Salary.    Generally, base salary reflects an executive’s job grade. Job grades are set to reflect the complexity and importance of a position as well as the market rate paid for such positions. Merit increases in base salary are tied to annual performance reviews and are generally subject to salary ranges based on market surveys of companies with total revenues comparable to H.B. Fuller’s net revenues. We review and consider the annual performance of and proposed merit increase for each executive officer. For fiscal year 2004, the budget guideline for base salary merit increases was 3.0%. Base salary merit increases for executives named in this Proxy Statement (other than the CEO) averaged 3.2% for fiscal year 2004. Pursuant to Mr. Stroucken’s new employment agreement, the Committee increased Mr. Stroucken’s base salary 3.0% from fiscal 2003 to 2004.

Short-Term Incentive Awards.    Consistent with our overall philosophy and objectives, aggregate short-term incentive awards are set for each executive so that the expected payout at target performance levels, together with the executive’s base salary, would result in base salary and short-term incentive compensation at least equal to the compensation for similar positions at comparable companies. Under the Company’s short-term incentive program, the target award opportunity for each executive named in this Proxy Statement (other than the CEO) was 56% of base salary for fiscal 2004. The maximum opportunity was 84%. Mr. Stroucken’s target award opportunity was 85% of his base salary for fiscal year 2004, with a maximum opportunity of 150%.

Pursuant to the Company’s Annual and Long-Term Incentive Plan, the pool of available funds for short-term incentive awards for fiscal year 2004 was based on the Company’s net operating income. However, the Committee exercises discretion to decrease the pool if the Company fails to achieve its pre-established financial targets. In fiscal 2004, the Company failed to meet its established financial objectives for short-term incentive awards under the Annual and Long-Term

Incentive Plan. However, due to the performance of certain business units of the Company during fiscal year 2004, and in order to recognize individual performance, the Committee determined to pay short-term incentive awards to each of Mr. Feenan, Mr. Large and Ms. Jones in the amounts set forth in the Summary Compensation Table in this Proxy Statement.

Long-Term Incentive Awards.    The Company has also established a long-term incentive program. In fiscal 2004, the long-term incentive program included annual grants of cash-based performance units and non-qualified stock options. The aggregate amount of these long-term incentive awards was set for each executive so that the expected payout would result in compensation at least equal to competitive market levels of such compensation for similar positions at comparable companies. Stock-based awards under this long-term incentive program are authorized by the Company’s Year 2000 Stock Incentive Plan.

Performance Units.    Since 1999 and through fiscal 2004, each annual award of performance units specifies a three-year measurement period for determining the amount to be paid with respect to each award. The performance measurement for the performance units compares the Company’s percentage improvement in return on invested capital (ROIC) against a peer group of companies. These peer companies are identified under the Total Shareholder Return Graph in this Proxy Statement. For example, the performance units awarded during fiscal year 2004 are based upon the Company’s performance from 2004 through 2006. For detailed information regarding the performance units awarded to Mr. Stroucken and the other executives named in this Proxy Statement for fiscal year 2004, please refer to the table under the heading “Long Term Incentive Plan—Awards in Last Fiscal Year” in this Proxy Statement. In December 2004, the Compensation Committee decided to replace performance units with restricted stock or restricted stock unit grants for awards made under the Company’s long-term incentive program for fiscal 2005. The awards of restricted stock made to Mr. Stroucken and the other executives named in this Proxy Statement for fiscal year 2005 are included in the amounts set forth in the share ownership table under the heading “Security Ownership of Certain Beneficial Owners and Management “ in this Proxy Statement.

Stock-Based Programs.    The Committee believes that ownership of H.B. Fuller Common Stock by executives encourages long-term, strategic decision-making that is in the balanced best interests of H.B. Fuller’s constituents. Goals for recommended levels of executive stock ownership were established several years ago. An executive’s stock ownership goal ranges in dollar amount from one to five times their annual salary, depending on job grade. To foster stock ownership by executives, in addition to cash based performance units, 50% of each executive’s long-term incentive award is provided through the grant of nonqualified stock options. For detailed information regarding the options awarded to Mr. Stroucken and the other executives named in this Proxy Statement for fiscal 2004, please refer to the table under the heading “Option Grants in Last Fiscal Year” in this Proxy Statement.

Independence.    No member of the Compensation Committee is a current or former employee of the Company. The membership of the Committee satisfies all applicable requirements for a corporation listed on the New York Stock Exchange (the “NYSE”) and all members are considered independent as that term has been defined by the NYSE and the Company’s Corporate Governance Guidelines.

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company, like H.B. Fuller, to its chief executive officer and other executive officers. We consider the deductibility of compensation arrangements in executive compensation decisions, but deductibility is not the only factor used in determining the appropriate level of compensation. The Company’s Annual and

Long Term Incentive Plan and the Company’s Year 2000 Stock Incentive Plan have each been approved by the Company’s Shareholders as required by Section 162(m). Therefore, cash incentive awards and compensation attributable to stock options and other stock-based awards under these plans may be tax deductible. The Compensation Committee, along with the Company, will continue to evaluate the Company’s compensation plans and programs in view of the Section 162(m) limitations.

Conclusion.    We believe that the policies and programs described in the report maintain an appropriate balance between motivating achievement of short-term goals and strategically leading the Company in a direction to provide long-term success and therefore serve the interests of the Shareholders and the Company.

R. William Van Sant, Chair	Knut Kleedehn	Lee R. Mitau

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by Mr. Stroucken, as Chief Executive Officer of the Company, and each of the other four most highly compensated executives at the end of fiscal year 2004.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)		Other Annual Compensation(3) ($)	Restricted Stock Awards(4) ($)	Securities Underlying Options(#)	All Other Compensation(5) ($)
Albert P.L. Stroucken	2004	779,000	0		0	241,019	82,220	100,359
Chairman of the Board,	2003	756,000	0		0	0	65,543	127,713
President and Chief	2002	704,487	669,060	(6)	12,602	0	71,721	190,118
Executive Officer

John A. Feenan(7)	2004	345,238	118,833	(8)	4,980	0	17,785	14,365
Senior Vice President,	2003	90,461	70,500	(8)	0	0	0	1,433
Chief Financial Officer	2002	N/A

Stephen J. Large	2004	289,551	105,397		0	38,724	17,785	13,183
Group President,	2003	251,465	0		0	0	0	16,826
General Manager	2002	234,571	144,066		0	0	0	31,377
Full-Valu/Specialty Group

Patricia L. Jones(9)	2004	315,492	44,169		0	38,724	17,785	6,941
Senior Vice President,	2003	288,729	0		0	0	10,534	13,787
Chief Administrative Officer,	2002	87,615	42,500		0	0	6,000	0
General Counsel and Corporate Secretary

James R. Conaty(10)	2004	319,635	0		0	0	0	20,170
Group President,	2003	279,656	0		0	0	8,193	22,795
General Manager	2002	277,633	130,635	(6)	0	0	8,965	17,785
Global Adhesives

(1)	Includes cash compensation deferred at the election of the executive under H.B. Fuller’s Thrift Plan and Key Employee Deferred Compensation Plan.

(2)	Except as otherwise noted, the bonus amounts were paid pursuant to H.B. Fuller’s short-term incentive plans described in the Compensation Committee Report on Executive Compensation. Includes cash compensation deferred at the election of the executive under the Key Employee Deferred Compensation Plan.

(3)	The amount reported represents the dollar value of H.B. Fuller’s 10% matching contribution relating to Common Stock units credited to the executive’s account under the Key Employee Deferred Compensation Plan.

(4)	H.B. Fuller issues restricted Common Stock and restricted Common Stock units under its stock incentive plans. Each restricted Common Stock unit represents the right to receive one share of H.B. Fuller Common Stock. The restricted Common Stock and the restricted Common Stock units vest either in four years or in equal annual installments over a four-year period. The restricted Common Stock and the restricted Common Stock units vest in the event of change of control of the Company. Dividends are paid on restricted Common Stock and then reinvested in additional shares of restricted Common Stock. Dividend equivalents accrue with respect to restricted Common Stock units at the same rate as dividends are paid on Common Stock, and the dividend equivalents are then credited as additional restricted Common Stock units. Shares of restricted Common Stock are entitled to vote at the meeting. Restricted Common Stock units are not entitled to vote at the meetings.

Listed below are the total numbers and market value of shares of restricted Common Stock and restricted Common Stock units held by each executive as of November 27, 2004. Amounts shown include accrued dividend shares or dividend equivalents. The market value was determined based on the closing market price of the Company’s Common Stock on November 29, 2004.

	Restricted Stock	Market Value	Restricted Stock Units	Market Value
Albert P.L. Stroucken	8,444	$244,200	0	$0
John A. Feenan	0	$0	0	$0
Stephen J. Large	1,357	$39,244	906	$26,202
Patricia L. Jones	1,357	$39,244	0	$0
James R. Conaty	5,589	$161,634	0	$0

Each executive also holds phantom stock units in the Key Employee Deferred Compensation Plan. These amounts are disclosed in the notes to the Security Ownership of Certain Beneficial Owners and Management table in this Proxy Statement.

(5)	Amounts include matching contributions under the terms of H.B. Fuller’s Thrift Plan (a 401(k) plan), matching contributions under the Thrift Plan restoration provisions of the Key Employee Deferred Compensation Plan and premiums paid on term life and personal excess liability insurance.

Amounts include H.B. Fuller’s matching contributions for fiscal year 2004 under the terms of H.B. Fuller’s Thrift Plan (a 401(k) plan) as follows:

Albert P.L. Stroucken	$4,362
John A. Feenan	$2,257
Stephen J. Large	$4,343
Patricia L. Jones	$4,368
James R. Conaty	$4,591

A participant’s account in the Thrift Plan is fully vested upon the occurrence of certain specified circumstances, including a change in control of H.B. Fuller or after three years of credited service. The account balances for Messrs. Stroucken and Large are fully vested. Mr. Conaty’s accounts were also fully vested and were distributed when he retired on December 31, 2004. Distribution of a participant’s vested account balance is made only upon the termination of employment.

For fiscal year 2004, the amounts also include certain matching contributions under the H.B. Fuller Company Thrift Plan restoration provisions of the Key Employee Deferred Compensation Plan as follows:

Albert P.L. Stroucken	$26,763
John A. Feenan	$10,490
Stephen J. Large	$7,222
Patricia L. Jones	$954
James R. Conaty	$8,182

Amounts also include premiums paid for fiscal year 2004, on a tax-protected basis, on term life and personal excess liability insurance covering each executive as follows:

Albert P.L. Stroucken	$69,234
John A. Feenan	$1,618
Stephen J. Large	$1,618
Patricia L. Jones	$1,618
James R. Conaty	$7,397

The term life insurance covers the amount of Mr. Stroucken’s and Mr. Conaty’s outstanding loans under the Executive Stock Purchase Loan Program.

The amount for Mr. Stroucken also includes $28,326 of life insurance premiums paid, on a tax-protected basis, by the Company for fiscal year 2004. The death benefit to be paid under this policy is the amount required to provide the full amount of coverage required by Mr. Stroucken’s employment agreement. The amount of any death benefit in excess of this required amount is payable to the Company. If terminated during his lifetime, Mr. Stroucken may purchase the policy for the greater of the aggregate amount of premiums paid by the Company or the policy’s cash surrender value.

(6)	Amounts also include payments for performance units awarded in fiscal 2002 for achievements in fiscal 2002 as follows.

Albert P.L. Stroucken	$233,310
James James R. Conaty	$29,164

(7)	Mr. Feenan was hired as an executive officer of the Company in August, 2003.

(8)	The amounts reported for Mr. Feenan include a one-time sign-on bonus paid over two years.

(9)	Ms. Jones was hired as an executive officer of the Company in August, 2002.

(10)	Mr. Conaty retired as an executive officer and employee of the Company effective December 31, 2004.

Option Grants in Last Fiscal Year

As described in the Compensation Committee Report on Executive Compensation, H.B. Fuller provides 50% of its targeted long-term incentive compensation to its executives in the form of stock options. The following table provides information on the stock options granted during fiscal year 2004 to the executives listed in the Summary Compensation Table.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%(2) ($)	10%(2) ($)
Name
Albert P.L. Stroucken	82,220	23%	$28.39	4-14-14	1,467,982	3,720,155
John A. Feenan	17,785	5%	$27.30	12-3-13	305,348	773,811
Stephen J. Large	17,785	5%	$27.30	12-3-13	305,348	773,811
Patricia L. Jones	17,785	5%	$27.30	12-3-13	305,348	773,811
James R. Conaty	0	0%	0	0	0	0

(1)	The options have an exercise price equal to the market price of H.B. Fuller Common Stock on the date of grant. Beginning one year after the date of grant, 25% of the annual grant can be exercised. An additional 25% of the annual grant vests each year. The options vest earlier upon retirement or a change in control of the Company. Change in control circumstances are defined as certain changes in H.B. Fuller’s Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or a liquidation or dissolution of the Company.

(2)	The assumed 5% and 10% annual rates of appreciation over the terms of the options are shown in accordance with rules and regulations of the Securities and Exchange Commission and do not represent H.B. Fuller’s estimates of stock price appreciation.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year End Option Values

The following table summarizes information with respect to stock option exercises by the executives listed in the Summary Compensation Table during fiscal year 2004 and the value of stock options held by such executives at the end of fiscal year 2004.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Albert P.L. Stroucken	0	0	252,989	193,213	$1,928,875	$467,627
John A. Feenan	0	0	6,250	36,533	$27,938	$112,624
Stephen J. Large	0	0	35,760	36,320	$209,339	$104,126
Patricia L. Jones	0	0	5,633	28,686	$3,386	$38,071
James R. Conaty	11,364	105,431	23,536	14,416	$99,955	$58,580

(1)	The value was determined by subtracting the exercise price per share from $28.92, the closing market price per share of H.B. Fuller Common Stock on November 29, 2004.

Long Term Incentive Plan—Awards in Last Fiscal Year

As described in the Compensation Committee’s report on Executive Compensation, historically, the Company has made an annual award of performance units whose cash payout is determined at the end of a specified three-year period. Such awards are designed to represent 50% of each executive’s targeted long-term compensation. Such annual awards have resulted in a series of overlapping three-year performance periods.

The following table shows performance unit awards made by the Company during fiscal year 2004 to the executives listed in the Summary Compensation Table. Any payout for units awarded in 2004 will be made in 2007 and will be based upon the Company’s relative percentage improvement in return on invested capital (ROIC) in comparison to an established peer group of 19 specialty chemical companies. The average performance in fiscal years 2004 through 2006 will be compared to the average performance in fiscal years 2001 through 2003. The ROIC improvement for each company will be ranked from 1 to 20, highest to lowest. If H.B. Fuller falls within the first quartile of ranking (positions 1-5) the performance units will be paid at the “Maximum” level. If the Company falls within the second quartile of ranking (positions 6-10), the performance units will be paid at the “Target” level. If the Company falls within the third or fourth quartiles (positions 11-20), no amounts will be paid under the performance units.

Name	Number of Units(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plan
		Fiscal Years	Target	Maximum
Albert P.L. Stroucken	8,000	2004-2006	$800,000	$1,200,000
John A. Feenan	1,750	2004-2006	$175,000	$262,500
Stephen J. Large	1,750	2004-2006	$175,000	$262,500
Patricia L. Jones	1,750	2004-2006	$175,000	$262,500
James R. Conaty	1,750	2004-2006	$175,000	$262,500

(1)	The performance units are payable in cash. After performance for a designated period is determined and prior to payment, the performance units are converted to a dollar value.

Before awarding the 2002 performance units, the Compensation Committee decided that the performance units granted in years prior to fiscal year 2002 were unlikely to pay out. As a result, the next possible incentive payment would not be until April, 2005 unless the Committee made special provisions in 2002. Therefore, as part of the performance units awarded in fiscal year 2002, in addition to an award based upon the full three-year measuring period covering fiscal years 2002-2004, there was an opportunity to receive an incentive payment for the fiscal years 2002 and 2003 separately. The incentive payment opportunities for fiscal year 2002 and 2003 are equal to 1/3 and 2/3 of the potential award for the 2002-2004 measuring period. After the date of last year’s Proxy Statement, it was determined that the Company’s performance did not satisfy the requirements for a payment for the fiscal year 2003 measuring period. As of the date of this Proxy Statement, the Company is not yet able to calculate the amount, if any, for the fiscal year 2002-2004 measuring period. If any amount is paid for the fiscal year 2002-2004 period, it will be disclosed in next year’s Proxy Statement.

Retirement Plans

H.B. Fuller’s Retirement Plan is a defined benefit, tax qualified plan that provides benefits for U.S. employees and is sometimes referred to as a pension plan. Employees do not make contributions to this plan. The plan provides an annual benefit equal to a percentage of the employee’s average annual compensation (including short term incentive compensation up to the annual IRS limit) during the highest five years of compensation in the final ten years of an employee’s service, based on the employee’s length of service with the Company.

H.B. Fuller has established a Supplemental Executive Retirement Plan to provide additional benefits to executives who may be affected by limits that are imposed by the Internal Revenue Code and the Employee Retirement Income Security Act of 1974 on the amount of benefits that may be paid from tax qualified pension plans. This supplemental plan provides an annual benefit equal to a percentage of the executive’s average annual compensation (including short term incentive compensation) during the highest five years of compensation in the final ten years of an executive’s service, based on the executive’s length of service with H.B. Fuller. This supplemental amount is offset by retirement income from certain other sources. The supplemental plan is an unfunded plan. However, the Company has placed funds in a trust that is intended to provide plan benefits. The funds are subject to the claims of H.B. Fuller’s creditors.

The following table shows the estimated annual benefits on a straight-line annuity basis payable to the executives listed in the Summary Compensation Table who have 15 or more years of credited service upon normal retirement (age 65 or later) under the pension plan and the Supplemental Executive Retirement Plan. In accordance with the plans, the annual compensation considered in determining the benefits payable to any executive is the salary and short-term incentive compensation disclosed in the Summary Compensation Table.

Final Five-Year Average Annual Compensation ($)	Annual Benefit ($)	Final Five-Year Average Annual Compensation ($)	Annual Benefit ($)
225,000	90,600	900,000	428,100
300,000	128,100	975,000	465,600
375,000	165,600	1,050,000	503,100
450,000	203,100	1,125,000	540,600
525,000	240,600	1,200,000	578,100
600,000	278,100	1,275,000	615,600
675,000	315,600	1,350,000	653,100
750,000	353,100	1,425,000	690,600
825,000	390,600

Each of the executive officers listed in the Summary Compensation Table participate in the pension plan and the Supplemental Executive Retirement Plan. As of November 27, 2004, Mr. Conaty, who retired on December 31, 2004, had 19 years of service, Mr. Feenan had one year of service, Mr. Large had 12 years of service and Ms. Jones had two years of service. At the time of his hiring, Mr. Stroucken was credited with years of service under the Supplemental Executive Retirement Plan for the number of years served with his prior employer and had 35 years of service as of November 27, 2004.

Key Employee Deferred Compensation Plan

H.B. Fuller’s Key Employee Deferred Compensation Plan permits eligible employees to defer annually a portion of their base salary and any annual incentive payment or payments made under outstanding performance units. Deferred compensation is payable on the earlier of the participant’s termination of employment, reaching age 65, disability, death or the date(s) for payment selected by the participant or as required by law. Amounts deferred under the plan are credited with interest based on the prime rate, or gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock, all as elected by the participant. If a participant elects to defer amounts to the H.B. Fuller Common Stock account, the Company makes a matching contribution equal to 10% of the value of such amount. H.B. Fuller also makes matching contributions to a participant’s stock account to restore certain matching contributions under the H.B. Fuller Thrift Plan (a 401(k) plan) that are limited by tax regulations. The value of these matching contributions is disclosed in the Summary Compensation Table. In addition, the Compensation Committee may make discretionary contributions to a participant’s Common Stock account under this plan. For fiscal year 2004, no discretionary grants were made to any executives listed in the Summary Compensation Table.

Employment Agreements

Albert P.L. Stroucken.    Mr. Stroucken’s employment as President and Chief Executive Officer of the Company is governed by the terms of an employment agreement dated March 30, 2004. This agreement was negotiated during the 2004 fiscal year and replaced Mr. Stroucken’s prior employment agreement with the Company dated April 16, 1998. The new employment agreement addresses Mr. Stroucken’s base salary, annual and long-term incentive compensation, specified perquisites and participation in the Company’s employee benefit plans. The term of the employment agreement is for a period of three years terminating on March 31, 2007. The agreement provides for a base salary of $779,000 per annum and the right to participate in the Company’s annual incentive compensation plan under which Mr. Stroucken will have the opportunity to earn up to 150% of his base salary during each applicable year. Pursuant to the agreement, Mr. Stroucken was also granted 8,334 shares of restricted common stock of the Company, which shares are included in the amounts set forth in the share ownership table under the heading “Security Ownership of Certain Beneficial Owners and Management “ in this Proxy Statement. The agreement also provides that Mr. Stroucken will be entitled to participate in the Company’s retirement and welfare benefit plans and to receive other benefits and perquisites as may be available generally to executives and employee directors of the Company. Mr. Stroucken’s new employment agreement is filed with the SEC and can be reviewed by any Shareholder at www.hbfuller.com/Shareholder Relations/SEC Filings.

Pursuant to Mr. Stroucken’s employment agreement, in the event of Mr. Stroucken’s death or disability during the term of the agreement, the Company agrees to pay his spouse or estate for the following three years an annual amount equal to the sum of his average base salary during the two years preceding his death or disability plus his average annual bonus during the preceding two years. The Company will pay a similar amount for three years following his termination of employment if the Company terminates his employment without cause, Mr. Stroucken terminates his employment for “good reason” (as defined in the agreement), or his employment terminates on March 31, 2007. In addition, unvested restricted stock awarded under the employment agreement or any stock options outstanding on the death, disability or termination immediately vest in full. Also, in the event of Mr. Stroucken’s death, disability or termination of employment without cause or for good reason, the Company will provide him and/or his spouse with (a) certain retirement and welfare benefits and certain perquisites during the following three-year period, (b) health insurance coverage for the lifetime of Mr. Stroucken and/or his spouse, and (c) credit to Mr. Stroucken of an additional five years of age and service for purposes of his participation in, and calculation of his benefits under, the Company’s Supplemental Executive Retirement Plan. Pursuant to the terms of his agreement, Mr. Stroucken is prohibited from disclosing confidential information and engaging in certain activities competitive with H.B. Fuller for a period following his employment with the Company.

Mr. Stroucken’s employment agreement contains provisions that may trigger a lump-sum payment in the event of a change in control of the Company. This payment is triggered if within three years after a change in control, Mr. Stroucken is disabled, the Company terminates Mr. Stroucken’s employment without cause, or Mr. Stroucken terminates his employment for “good reason” (as defined in the agreement). The payment is equal to three times the sum of Mr. Stroucken’s base salary plus his target annual incentive compensation in effect immediately prior to the change in control. In addition, unvested restricted stock awarded under the employment agreement or any stock options outstanding immediately prior to the change in control will vest in full and the Company will provide Mr. Stroucken with certain retirement and welfare benefits and certain perquisites for a three-year period following the termination of employment. The Company will adjust these payments and benefits in the event that they are subject to an excise tax imposed by the Internal Revenue Code and do not exceed 330% of Mr. Stroucken’s base amount. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of Mr. Stroucken’s base amount, the Company has agreed to reimburse Mr. Stroucken for the amount of the excise tax and for any taxes imposed upon the reimbursement.

Other Executive Officers.    The Company has agreements with Mr. Feenan, Mr. Large, Ms. Jones and Mr. Conaty that prohibit disclosure of confidential information and prohibit each of them from competing with the Company for a period of time after termination of employment. In certain circumstances the agreements require the Company to pay the executive during any non-competition period the difference between his or her monthly income and his or her monthly income immediately prior to leaving the Company.

Change in Control Arrangements

H.B. Fuller has a change in control arrangement with each of Mr. Feenan, Mr. Large and Ms. Jones (Mr. Stroucken’s arrangement is described above). The initial three-year term of these agreements automatically extends for an additional year on each subsequent anniversary of the agreement, unless H.B. Fuller’s Board of Directors gives notice of non-renewal prior to an anniversary date. A protected period of 24 months follows each and every change in control of the Company under the terms of these agreements. If during this protected period, H.B. Fuller terminates the executive’s employment for any reason other than cause or disability, or the executive terminates his or her employment for good reason (as defined in the agreement), the executive is entitled to receive a lump sum payment from H.B. Fuller. The payment is equal to three times the sum of the executive’s highest base salary, on an annualized basis, established by the Company during the period commencing three months prior to the occurrence of the change in control and ending on the date of the executive’s termination of employment plus the executive’s target annual incentive compensation established by the Company and in effect immediately prior to the change in control. In addition, the executive is entitled to medical and dental benefits and certain perquisites for a three-year period following the termination of employment. H.B. Fuller will adjust the payments and benefits in the event that they are subject to an excise tax imposed by the Internal Revenue Code and do not exceed 330% of the executive’s base amount. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of the executive’s base amount, the Company has agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement.

H.B. Fuller has other compensatory arrangements with its executives that will result from a change in control. H.B. Fuller’s Supplemental Executive Retirement Plan provides that if within three years after a change in control, H.B. Fuller terminates a participant’s employment without cause or the participant terminates his or her employment for good reason (as defined in this plan), or if the participant terminates his or her employment for any reason during the 90-day period following the first anniversary of the change in control, then five years shall be added to both the participant’s age and years of credited service for purposes of determining benefits under this plan. If a participant’s employment terminates as described above and the participant is not entitled to a benefit under the supplemental retirement plan, then the participant will be paid an annual benefit equal to 25% of his or her final average compensation, regardless of age or years of credited service.

In addition, in the event of a change in control, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under H.B. Fuller’s stock incentive plans immediately vest in full.

Executive Stock Purchase Loan Program

In July 2000, the Board of Directors adopted the Executive Stock Purchase Loan Program. Under the program, H.B. Fuller arranged for U.S. Bank to provide full-recourse, personal loans to eligible management employees to purchase shares of H.B. Fuller Common Stock in the open market. Each eligible employee was allowed to obtain a loan equal to the dollar amount of the participant’s stock ownership goal plus capitalization of interest for the term of the loan. An executive’s stock ownership goal ranges in dollar amount from one to five times his or her annual salary, depending on the executive’s position with the Company. The loans bear interest at the Applicable Federal Rate and mature in five years, with principal and interest due at that time. The loans are guaranteed by H.B. Fuller only in the event of the participant’s default. The Company pays the premiums on a term life insurance policy for each participant in an amount necessary to repay the outstanding loan in the event of the participant’s death. H.B. Fuller also pays the administrative fees and expenses of the program. During fiscal year 2004, five active management employees participated in the program, and the aggregate amount of loans outstanding under the program for those five employees on November 27, 2004 was $5,427,156. As of November 27, 2004, executives listed in the Summary Compensation Table participated in the Executive Stock Purchase Loan Program as follows:

Loan Amount
Albert P.L. Stroucken	$3,782,639
James R. Conaty	$559,747

This program ended during fiscal year 2001. In accordance with applicable law, the Company will not extend, directly or indirectly, any similar loans in the future.

TOTAL SHAREHOLDER RETURN GRAPH

Shown below is the Shareholder return graph required by SEC rules. The graph compares the yearly cumulative total Shareholder return on H.B. Fuller Common Stock over the prior five years with the cumulative total return of Standard & Poor’s 500 Composite Stock Index, Standard & Poor’s Small Cap 600 Index and an index of 19 selected peer companies. The peer index is included because these are the companies the Company uses most to benchmark its performance, including for determination of performance under the Company’s performance units.

CUMULATIVE TOTAL RETURN

Based on reinvestment of $100 beginning November 1999.

Cumulative returns are as of the last day of the

applicable fiscal year of the Company.

The following publicly traded companies are included in the peer group: 3M Company, A. Schulman, Inc., Air Products and Chemicals, Inc., Albemarle Corporation, Arch Chemicals, Inc., Avery Dennison Corporation, Bemis Company, Inc., Cambrex Corporation, Ecolab Inc., Engelhard Corporation, Ferro Corporation, Great Lakes Chemical Corporation, Lubrizol Corporation, PolyOne Corporation, Praxair, Inc., Rohm & Haas Company, RPM International, Inc., Solutia, Inc. and Valspar Corporation.

During fiscal year 2004, the peer group was changed to delete Intertape Polymer Group, Inc. and OM Group, Inc., and replace those companies with Cambrex Corporation and Praxair, Inc.

Appendix A

H.B. FULLER COMPANY

AUDIT COMMITTEE CHARTER

Purpose

The Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of the Company,

•	the compliance by the Company with legal and regulatory requirements,

•	the independence, qualifications and performance of the Company’s internal and independent auditors,

•	the adequacy of internal controls, and

•	the adequacy of risk management policies and procedures.

Membership

•	The Committee shall have a minimum of three directors as members.

•	The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange (“NYSE”).

•	At least one member shall meet the “financial expert” requirements of federal law and applicable regulations. The member who serves as the “financial expert” on the Committee shall not serve on more than three audit committees of publicly traded corporations, unless the Board determines such service is consistent with the member’s duties to the Company and discloses such reasons in the Company’s annual proxy statement.

•	The Board will appoint a Chairperson(s) and other members to this Committee annually.

Duties and Responsibilities

In addition to such other matters the Board or Corporate Governance Committee may assign, the Committee shall perform the following duties and responsibilities. In the event that any deficiencies are noted by the Committee, the Committee shall monitor the process of corrections and follow up and report any significant unresolved issues to the Board for appropriate action.

Review of Financial Information and Disclosure

•	Discuss with management the Company’s regular earnings press releases, as well as the Company’s approach to earnings guidance and other financial presentations provided to analysts, rating agencies and investors.

•	Review a summary prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

•	Review with the independent auditor all critical accounting policies and practices used by the Company and alternative treatments of financial information within GAAP that would result in material differences from the current presentation. This review will include all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditor, as well as any material written communications between the auditor and management of the Company, including the independent auditor’s assessment of management’s annual report on the adequacy of the Company’s internal controls.

•	Review, prior to the filing thereof, the Company’s quarterly reports on Form 10-Q and the matters required to be discussed by the applicable Statement of Auditing Standards.

•	Review the certifications of the Chief Executive Officer and Chief Financial Officer of the periodic reports of the Company as filed with the Securities and Exchange Commission, including any reported significant internal control defects and acts of fraud.

•	Review the annual audited financial statements and annual report on Form 10-K with management and the independent auditor.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and disclose the name of the member who meets the “financial expert” requirements of federal law and applicable regulations.

Independent Auditor

•	Appoint the independent auditor.

•	Approve the scope of the independent auditor’s annual engagement examination.

•	Approve the terms and fees of all audit and non-audit engagements with the independent auditors, such approval to occur prior to the provision of any such services.

•	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and, if so determined by the Committee, take appropriate action to satisfy itself of the independence of the auditor.

•	Evaluate, together with the Board, the experience, qualifications and performance of the independent auditor and, if so determined by the Committee, replace the independent auditor.

•	Obtain from the independent auditor assurance that they are not aware of any illegal act or other facts implicating Section 10A of the Securities Exchange Act of 1934, as amended.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including: the adoption of, or change to, the Company’s significant auditing and accounting principles and practices, the management letter provided by the independent auditor and the Company’s response to that letter, any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Recommend policies to the Board with respect to the Company hiring current or former employees of the independent auditor.

Internal Audit

•	Review and approve the appointment and replacement of the senior internal auditing executive and review the performance of the senior internal auditing executive and make recommendations to appropriate Company management.

•	Review and discuss with the independent auditors the internal audit department responsibilities, budget and staffing.

•	Review the internal audit plan.

•	Review significant internal audit reports to management.

Compliance

•	Advise the Board with respect to the Company’s (including subsidiaries and foreign affiliated entities) policies and procedures and compliance with applicable laws and regulations and with the Company’s code of conduct.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•	Insure the Board establishes and maintains a code of business conduct and ethics, including procedures to verify compliance with such code and the receipt, retention and resolution of violations, including any complaints regarding accounting and auditing matters. These procedures must include the ability for an employee or other persons to report on a direct confidential and/or anonymous basis to the Committee.

Risk Management

•	Review the Company’s risk management policies and procedures to assess their adequacy and appropriateness in the context of the Company’s business and operating environment.

Retirement Plan

•	The Committee shall review the performance of retirement plan assets and determine whether actual funding meets actuarial requirements for such plans pursuant to the Company’s established funding policy.

Governance

•	The Committee shall review and reassess the adequacy of this charter at least once each year and recommend any proposed changes to the Board for approval.

•	The Committee shall make regular reports to the Board.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s code of conduct.

In connection with the exercise of its duties and responsibilities, the Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Meetings and Action

•	The Committee shall meet at least quarterly with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

•	The Committee shall meet at least biannually with the Vice President, Corporate Controller, and the Chief Administrative Officer, General Counsel.

•	A majority of the Committee members will be a quorum for the transaction of business.

•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.

•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.

•	The Committee may delegate to one or more members the authority to approve the provisions to the Company of non-audit services by the independent auditor, provided that any such services are reported and ratified by the Committee at its next regularly scheduled meeting.

•	The Chairman will report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.

•	The Committee shall conduct an annual performance evaluation in accordance with the applicable regulations of the NYSE and report the results from such evaluation to the Board.

•	The Committee Secretary will keep minutes of all Committee meetings, which will be distributed to all Board members.

•	Staff support, including recordkeeping, will be provided by the internal audit department.

The Minnesota History Center is located
at the junction of I-35E and I-94 on the	Annual Meeting of Shareholders
western edge of downtown Saint Paul at
the corner of Kellogg Boulevard and	Thursday, April 14, 2005
John Ireland Boulevard.	2:00 p.m.

Please see page 3 of your proxy	Minnesota History Center
statement for a detailed directional map.	345 Kellogg Boulevard West
Saint Paul, Minnesota
651-296-6126 or
1-800-657-3773

H.B. Fuller	proxy
P.O. Box 64683
St. Paul, MN 55164-0683

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, appoints Albert P.L. Stroucken, John A. Feenan and Patricia L. Jones, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Minnesota History Center, 345 Kellogg Boulevard West, Saint Paul, Minnesota on Thursday, April 14, 2005 at 2:00 p.m. and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday, April 13, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/ful/ — QUICK *** EASY *** IMMEDIATE

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday, April 13, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1 and 2

1. Election of directors:	01 J. Michael Losh	03 Robert William Van Sant	☐ Vote FOR	☐ Vote WITHHELD
	02 Lee R. Mitau		all nominees	from all nominees
(except as specified below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 3, 2005.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

The Minnesota History Center is located
at the junction of I-35E and I-94 on the	Annual Meeting of Shareholders
western edge of downtown Saint Paul at
the corner of Kellogg Boulevard and John	Thursday, April 14, 2005
Ireland Boulevard.	2:00 p.m.

Please see page 3 of your proxy	Minnesota History Center
statement for a detailed directional map.	345 Kellogg Boulevard West
Saint Paul, Minnesota
651-296-6126 or
1-800-657-3773

H.B. Fuller	Voting Instructions to Trustee
P.O. Box 64683
St. Paul, MN 55164-0683

H.B. Fuller Company Thrift Plan

and EFTEC Savings Plan

I hereby direct Wells Fargo Bank, N.A., as Trustee of the H.B. Fuller Company Thrift Plan Trust and the EFTEC Savings Plan Trust to vote at the Annual Meeting of Shareholders of H.B. Fuller Company (the “Company”) to be held at the Minnesota History Center, 345 Kellogg Boulevard West, Saint Paul, Minnesota on Thursday, April 14, 2005 at 2:00 p.m. and at any adjournment thereof, the shares of common stock of the Company allocated to my accounts.

This voting instruction card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the shares of stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Voting Instruction Card

Your telephone or Internet vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, April 11, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/ful/ — QUICK *** EASY *** IMMEDIATE

•	Use the internet to vote 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, April 11, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we’ve provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR VOTING INSTRUCTION CARD

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1 and 2

1. Election of directors:	01 J. Michael Losh	03 Robert William Van Sant	☐ Vote FOR	☐ Vote WITHHELD
	02 Lee R. Mitau		all nominees	from all nominees
(except as specified below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 3, 2005.	☐ For ☐ Against ☐ Abstain

THIS VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this voting instruction card.

The Minnesota History Center is located
at the junction of I-35E and I-94 on the	Annual Meeting of Shareholders
western edge of downtown Saint Paul at
the corner of Kellogg Boulevard and John	Thursday, April 14, 2005
Ireland Boulevard.	2:00 p.m.

Please see page 3 of your proxy	Minnesota History Center
statement for a detailed directional map.	345 Kellogg Boulevard West
Saint Paul, Minnesota
651-296-6126 or
1-800-657-3773

H.B. Fuller	Voting Instructions to Trustee
P.O. Box 64683
St. Paul, MN 55164-0683

H.B. Fuller Company Canadian ESPP

and H.B. Fuller Company German ESPP

The undersigned hereby constitutes and appoints Wells Fargo Bank, N.A., as trustee for the H.B. Fuller Company Canadian ESPP and/or the H.B. Fuller Company German ESPP, the true and lawful attorney and proxy of the undersigned, with full power of substitution, to attend the Annual Meeting of H.B. Fuller Company to be held at 2:00 p.m., Thursday, April 14, 2005, at the Minnesota History Center, 345 Kellogg Boulevard West, Saint Paul, Minnesota, and at any adjournment thereof, and to vote the common shares of said corporation standing in the name of the undersigned, as designated on the reverse side.

This voting instruction card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. I understand this card must be returned to the Trustee if my voting instructions are to be honored. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your Voting Instruction Card

Your Internet vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

VOTE BY INTERNET — www.eproxy.com/ful/ — QUICK *** EASY *** IMMEDIATE

•	Use the internet to vote 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, April 11, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we’ve provided or return it to H.B. Fuller Company, c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL YOUR VOTING INSTRUCTION CARD

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1 and 2

1. Election of directors:	01 J. Michael Losh	03 Robert William Van Sant	☐ Vote FOR	☐ Vote WITHHELD
	02 Lee R. Mitau		all nominees	from all nominees
(except as specified below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 3, 2005.	☐ For ☐ Against ☐ Abstain

THIS VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on this voting instruction card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority.